Exhibit 10.2

LIMITED WAIVER AND EIGHTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

(TERM LOAN AND REVOLVING LOAN)

This LIMITED WAIVER AND EIGHTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of January 6, 2016 (the “Effective Date”), is entered into by and among THIRD SECURITY SENIOR STAFF 2008 LLC, as administrative agent (the “Agent”), and a lender, the other lenders party hereto (collectively, the “Lenders”), and TRANSGENOMIC, INC., a Delaware corporation (the “Borrower”).

WHEREAS, the Borrower, the Agent and the Lenders are parties to that certain Loan and Security Agreement (Term Loan and Revolving Loan), dated as of March 13, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Loan Agreement”), whereby the Lenders have extended to the Borrower a loan facility pursuant to the Loan Agreement on the terms and subject to the conditions contained therein;

WHEREAS, the Borrower has informed the Agent that it has sold (i) the Borrower’s facilities located in Glasgow, Scotland and on Irvington Road in Omaha, Nebraska, including all of the Borrower’s stock, inventory and raw materials located at such facilities, and (ii) all of the ordinary shares of Transgenomic Limited, a company registered under the laws of England and Wales and a wholly-owned subsidiary of the Borrower (the assets described in (i) and (ii) collectively, the “GAP Assets”);

WHEREAS, the Borrower has informed the Agent that the sale of the GAP Assets has resulted in a reduction in the Borrower’s revenues below the required minimum revenue levels set forth in Section 6.9(b) of the Loan Agreement for the six month period ended October 31, 2015 and, accordingly, an Event of Default has occurred and continues to exist under Section 8.2(a) of the Loan Agreement as a result (the “Revenue Event of Default”);

WHEREAS, Events of Default also exist under Section 8.2(a) of the Loan Agreement as a result of the Borrower’s failure to: (i) timely provide Monthly Financial Statements for the months of October 2015 and November 2015 in accordance with Section 6.2(a) of the Loan Agreement and (ii) timely provide a Compliance Certificate for the months of October 2015 and November 2015 in accordance with Section 6.2(b) of the Loan Agreement (collectively, with the Revenue Event of Default, the “Specified Events of Default”);

WHEREAS, (i) on December 10, 2015, the Lenders delivered a Reservation of Rights Letter to the Borrower and provided, at the request of the Borrower, an Advance to the Borrower in the amount of $250,000 and (ii) on December 29, 2015, the Lenders delivered a Reservation of Rights Letter to the Borrower and provided, at the request of the Borrower, an Advance to the Borrower in the amount of $500,000 (collectively, such Advances being referred to as the “Overadvance”); and

WHEREAS, the Borrower has requested that the Agent and the Lenders, and the Agent and the Lenders have agreed to, subject to the terms and conditions set forth in this Amendment, (i) waive the Specified Events of Default, (ii) accept repayment in full of the Overadvance by the Borrower and (iii) amend certain provisions of the Loan Agreement, in each case, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Loan Agreement.

2. Limited Waiver. Subject to the terms, and the timely satisfaction of each of the conditions precedent in Section 4 of this Amendment, the Agent and the Lenders hereby waive the Specified Events of Default.

3. Amendments to the Loan Agreement. Effective as of the Effective Date, the Loan Agreement is amended as follows:

(a) Section 2.2(b) of the Loan Agreement is amended by deleting the existing text of such subsection in its entirety and inserting, in lieu thereof, the following:

“Commencing on April 1, 2015 and continuing on the Payment Date of each successive month thereafter through and including the Maturity Date, Borrower shall make monthly payments of interest to each Lender in accordance with its respective Pro Rata Share, in arrears, and calculated as set forth in Section 2.3. All unpaid principal and accrued interest with respect to the Term Loan is due and payable in full on the Maturity Date. The Term Loan may be prepaid only in accordance with Sections 2.2(c) and 2.2(d).”

(b) Section 6.9(b) of the Loan Agreement is amended by deleting the existing text of such subsection in its entirety and inserting, in lieu thereof, the following:

Minimum Net Revenue. Achieve at least the amounts set forth below during the applicable periods.

Six Month Period Ending	Net Revenue
March 31, 2013	$14,666,000
April 30, 2013	$15,275,000
May 31, 2013	$14,955,000
June 30, 2013	$14,679,000
July 31, 2013	$14,296,000
August 31, 2013	$14,096,000
September 30, 2013	$13,806,000
October 31, 2013	$13,022,000
November 30, 2013	$12,812,000
December 31, 2013	$11,899,000
January 31, 2014	$11,866,000

February 28, 2014	$10,895,000
March 31, 2014	$10,690,000
April 30, 2014	$10,781,000
May 31, 2014	$10,871,000
June 30, 2014	$11,592,000
July 31, 2014	$12,377,000
August 31, 2014	$13,161,000
September 30, 2014	$12,965,000
October 31, 2014	$12,937,000
November 30, 2014	$12,345,000
December 31, 2014	$12,885,000
January 31, 2015	$11,547,000
February 28, 2015	$11,968,000
March 31, 2015	$11,669,000
April 30, 2015	$12,638,000
May 31, 2015	$13,608,000
June 30, 2015	$13,158,000
July 31, 2015	$13,200,000
August 31, 2015	$12,800,000
September 30, 2015	$12,400,000
October 31, 2015	$12,000,000
November 30, 2015	$10,800,000
December 31, 2015	$9,000,000
January 31, 2016	$8,400,000
February 29, 2016	$7,800,000
March 31, 2016	$7,000,000
April 30, 2016	$6,800,000
May 31, 2016	$6,800,000
June 30, 2016	$6,800,000
July 31, 2016	$6,800,000
August 31, 2016	$6,800,000
September 30, 2016	$6,800,000
October 31, 2016	$6,800,000
November 30, 2016	$6,800,000
December 31, 2016	$6,800,000

For each monthly period in each fiscal year ending after December 31, 2016, the minimum net revenue, measured on a trailing six-month basis, shall be based on an amount that is equal to eighty-five percent (85%) of the board approved Annual Financial Projections applicable to such monthly periods in such fiscal year.

(c) Section 14.1 of the Loan Agreement is amended by deleting the existing text of the definitions of “Borrowing Base” and “Maturity Date” in their entirety and inserting, in lieu thereof, the following:

“Borrowing Base” is the product of the Advance Rate multiplied by the Eligible Accounts; provided, however, that Agent has the right to adjust the foregoing in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value; and provided further, that, the proceeds for any sale of the Borrower's intellectual property shall not be included for purposes of calculating the Borrowing Base; provided, further, that until March 31, 2016, the Borrowing Base shall be equal to the Revolving Line.

“Maturity Date” means November 1, 2017.

4. Conditions Precedent. The effectiveness of this Amendment is subject to the satisfaction of the following conditions precedent:

(a) receipt by the Agent of a copy of this Amendment, duly executed and delivered by the Borrower and the Required Lenders;

(b) receipt by the Agent, for the account of each Lender, of the Overadvance repayment, resulting in the outstanding principal balance of the Revolving Loan being $2,275,000.00 as of the Effective Date;

(c) receipt by the Agent of any other documents or agreements reasonably requested by the Agent in connection with the transactions contemplated by this Amendment;

(d) the truth and accuracy of the representations and warranties contained in Section 6 of this Amendment; and

(e) receipt by the Lenders and the Agent of any fees and expenses due and payable on or before the Effective Date under the Loan Agreement or this Amendment.

5. Reaffirmation. The Borrower hereby reaffirms each of the agreements, covenants and undertakings set forth in the Loan Agreement and each and every other Loan Document as of the Effective Date as if the Borrower was making said agreements, covenants and undertakings as of the Effective Date.

6. Representations, Warranties, Covenants and Acknowledgments. To induce the Agent and Lenders to enter into this Amendment, the Borrower hereby:

(a) represents and warrants that (i) as of the Effective Date, all of the representations and warranties made or deemed to be made under the Loan Documents are true and correct in all material respects (other than any representation or warranty that is qualified by materiality or Material Adverse Effect, in which case such representation or warranty is true and correct in all respects) on and as of the Effective Date to the same extent as though made on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (other than any representation or warranty that is qualified by materiality or Material Adverse Effect, in which case such representation or warranty was true and correct in all respects) on and as of such earlier date; (ii) as of the Effective Date, after giving effect to the terms of this Amendment, there exists no Default or Event of Default under the Loan Agreement or any of the other Loan Documents; (iii) the Borrower has the corporate power and is duly authorized to enter into, deliver and perform this Amendment; and (iv) this Amendment is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) acknowledges and agrees that (i) this Amendment does not and shall not create (nor shall the Borrower or any of its Subsidiaries rely upon the existence of or claim or assert that there exists) any obligation of the Agent or any Lender to consider or agree to any further consent, waiver or amendment with respect to any Loan Document and, in the event that the Agent or any Lender subsequently agrees to consider any further consent, waiver or amendment with respect to any Loan Document, neither this Amendment nor any other conduct of the Agent or any Lender shall be of any force or effect on the Agent’s or such Lender’s consideration or decision with respect thereto, and neither the Agent nor any Lender shall have any further obligation whatsoever to consider or agree to any further consent, waiver or amendment with respect to any Loan Document; and (ii) except as expressly set forth in this Amendment, the Agent and each Lender reserves all of their respective rights pursuant to the Loan Agreement and all other Loan Documents;

(c) further acknowledges and agrees that the Agent’s and Lenders’ agreement to waive and amend the specific matters addressed in this Amendment, do not and shall not create (nor shall the Borrower or any of its Subsidiaries rely upon the existence of or claim or assert that there exists) any obligation of the Agent or any Lender to consider or agree to any further waivers, consents or amendments and, in the event that the Agent or any Lender subsequently agrees to consider any further waivers, consents or amendments, neither this Amendment nor any other conduct of the Agent or any Lender shall be of any force or effect on the Agent’s or any Lender’s consideration or decision with respect to any such requested consent;

(d) further acknowledges and agrees that no right of offset, defense, counterclaim, claim, cause of action or objection in favor of the Borrower against any Lender exists arising out of or with respect to (i) this Amendment, the Loan Agreement or any other Loan Document, or (ii) any other documents now or heretofore evidencing, securing or in any way relating to the foregoing; and

(e) further acknowledges and agrees that this Amendment shall be deemed a Loan Document for all purposes under the Loan Agreement and the other Loan Documents.

7. Effect of Non-Compliance. To the extent any representation or warranty made herein shall be untrue in any material respect, such occurrence shall be deemed an Event of Default pursuant to the terms of the Loan Agreement and the other Loan Documents.

8. Release; Indemnitees.

(a) In further consideration of the execution of this Amendment by the Agent and each Lender, the Borrower, individually and on behalf of its successors (including, without limitation, any trustees acting on behalf of the Borrower and any debtor-in-possession with respect to the Borrower), assigns, subsidiaries and Affiliates, hereby forever releases the Agent, each Lender and their respective successors, assigns, parents, subsidiaries, Affiliates, officers, employees, directors, agents and attorneys (collectively, the “Releasees”) from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, matured or unmatured, fixed or contingent (collectively, “Claims”) that the Borrower may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take in connection with the Loan Agreement or the other Loan Documents prior to the Effective Date, including, without limitation, with respect to the Obligations, any Collateral, the Loan Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not the Borrower shall satisfy all other provisions of this Amendment, the Loan Documents or the Loan Agreement, including payment in full of all Obligations.

(b) The Borrower hereby further agrees to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of the Borrower or any parent, Subsidiary or Affiliate of the Borrower, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Amendment. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of this Amendment, the Loan Agreement and the other Loan Documents.

9. Effect; Relationship of Parties. Except as expressly modified hereby, the Loan Agreement and each other Loan Document shall be and remain in full force and effect as originally written, and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Agent and Lenders. The relationship of the Agent and Lenders, on the one hand, and the Borrower, on the other hand, has been and shall continue to be, at all times, that of creditor and debtor and not as joint venturers or partners. Nothing contained in this Amendment, any instrument, document or agreement delivered in connection herewith or in the Loan Agreement or any of the other Loan Documents shall be deemed or construed to create a fiduciary relationship between or among the parties.

10. Expenses. The Borrower shall pay the Agent all of its actual, documented and reasonable costs and expenses in connection with the preparation, negotiation, execution and enforcement of this Amendment in accordance with the Loan Agreement (including, without limitation, all actual, documented and reasonable fees, expenses and disbursements of counsel to the Agent).

11. Miscellaneous. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. This Amendment shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto. California law governs this Amendment, without regard to principles of conflicts of law. This Amendment embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written negotiations, agreements and understandings of the parties with respect to the subject matter hereof. Time is of the essence of this Amendment.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the Effective Date.

BORROWER:

TRANSGENOMIC, INC.

By:	/s/ Paul Kinnon
Name:	Paul Kinnon
Title:	CEO & President

AGENT:

THIRD SECURITY SENIOR STAFF 2008 LLC
As Agent for Lenders

By	/s/ Randal J. Kirk
Name:	Randal J. Kirk
Title:	Manager, Third Security, LLC, which is
the Manager of Third Security Senior
Staff 2008 LLC

LENDERS:

THIRD SECURITY SENIOR STAFF 2008 LLC

By	/s/ Randal J. Kirk
Randal J. Kirk
Manager, Third Security, LLC, which is the
Manager of Third Security Senior Staff 2008 LLC

THIRD SECURITY STAFF 2010 LLC

By	/s/ Randal J. Kirk
Randal J. Kirk
Manager, Third Security, LLC, which is the
Manager of Third Security Staff 2010 LLC

THIRD SECURITY INCENTIVE 2010 LLC

By	/s/ Randal J. Kirk
Randal J. Kirk
Manager, Third Security, LLC, which is the
Manager of Third Security Incentive 2010 LLC

[Signature Page to Eighth Amendment]